EXHIBIT 23.2

CONSENT OF ARTHUR ANDERSEN, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-84921, 33-90848, 33-92200, 333-57683 and Form S-3 No. 333-32068) pertaining to the 1995 Stock Option Plan, 1995 Employee Stock Purchase Plan, 1992 Stock Option Plan, and the Amended and Restated 1984 Incentive Stock Option Plan of SDL, Inc. and to the registration of shares of common stock of SDL, Inc. issued or to be issued in connection with its acquisition of Queensgate Instruments, Limited, of our report dated 15 December 1998 with respect to the consolidated financial statements of IOC International plc as at 30 September 1998 and for each of the two years in the period ended 30 September 1998 included in SDL, Inc.'s Current Report on Form 8-K dated May 18, 1999, filed with the Securities and Exchange Commission.

/s/ Arthur Andersen

Arthur Andersen, Chartered Accountants
Cambridge, England
March 27, 2000